Exhibit 99.1

Ondas Holdings Makes Strategic Investment in Rift Dynamics—Advances Presence in Europe and Gains Exclusive Distribution of Low-Cost Attritable Drone Systems for U.S. Defense Market

Norway-based Rift Dynamics has developed an NDAA-compliant, scalable supply chain capable of global production of over 20,000 systems per month

The Wåsp, a low-cost loitering strike platform for perimeter and battlefield applications, complements Ondas’ Optimus and Iron Drone Raider, enhancing Ondas Autonomous Systems’ layered defense portfolio

Ondas plans an initial order of 500 Wåsp systems to launch in U.S. defense and security markets

Ondas’ Eric Brock is expected to join the Rift Dynamics Board of Directors upon closing of the investment and partnership agreement

Boston, MA / August 8, 2025 / Ondas Holdings Inc. (NASDAQ: ONDS), a leading provider of private industrial wireless networks and autonomous drone and data solutions through its Ondas Networks and Ondas Autonomous Systems business units, today announced a strategic investment in Rift Dynamics AS, a Norway-based defense technology company specializing in affordable, mass-producible combat drone systems. Through this partnership, American Robotics will exclusively introduce and distribute Rift’s Wåsp platform to the U.S. defense market.

“Rift’s mission to deliver high-performance, low-cost attritable drone systems at scale for the European Union and NATO aligns perfectly with the global demand for affordable, operationally effective platforms,” said Eric Brock, CEO of Ondas Holdings. “We’re proud to support this effort and bring these capabilities to the U.S. defense market. Knut Roar Wiig and the team at Rift have built an exceptional platform in the Wåsp, engineered for scale, reliability, and mission impact. We look forward to supporting Rift’s growth and helping deliver this critical capability to our defense partners in the United States.”

The Wåsp is a multirole, combat-ready multicopter platform designed for attritable applications with support for modular payloads, BVLOS missions, and advanced autonomy. Tested by the Norwegian Army and built to meet NATO interoperability, EASA C2, and Military Open 1A standards, the Wåsp offers scalable production variants that include AI vision and swarm functionality. Rift’s existing customer bases includes the Norwegian Army and Nammo, a leading European ammunition provider. To support customers and American Robotics, Rift has developed a robust European supply chain and contract manufacturing capability free from Chinese components, with the ability to produce over 20,000 units per month across three international sites within six months of order. This industrial readiness enables Wåsp to be deployed rapidly to meet pressing operational requirements. American Robotics has agreed to place an initial order for 500 Wåsp units.

“We developed the Wåsp to meet the critical operational requirements of European defense and security forces by delivering an affordable, high-performance, and scalable drone system,” said Knut Roar Wiig, CEO of Rift Dynamics. “Alongside the platform, we’ve built a resilient and scalable supply chain across Europe to ensure rapid availability at volume. With Ondas and American Robotics as partners, we’re now positioned to bring this capability to new markets and allied defense customers.”

The strategic investment enables Ondas to localize Rift’s European-developed technologies and supply chain capabilities in the U.S. in support of American NATO-aligned defense efforts. The partnership also positions American Robotics to meet the urgent demand in the U.S. for scalable, low-cost attritable drone systems by offering the Wåsp platform as part of its growing portfolio of advanced unmanned systems. Through exclusive U.S. distribution rights, American Robotics is already active in bidding for Department of Defense programs and expects initial availability for delivery by October. Ondas’ Eric Brock is expected to join the Rift Dynamics Board of Directors upon closing of the investment and partnership agreement.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous drone and private wireless solutions through its business units Ondas Autonomous Systems (OAS) and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS offers a portfolio of best-in-class AI-driven defense and security drone platforms that are currently deployed globally to protect and secure sensitive locations, populations, and critical infrastructure. Operating via its wholly owned subsidiaries, American Robotics and Airobotics, OAS offers the Optimus System—the first U.S. FAA-certified sUAS for automated aerial security and data capture—and the Iron Drone Raider—an autonomous counter-UAS system designed to neutralize hostile drones.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

About Rift Dynamics AS

Rift Dynamics AS is a Norwegian defense technology company focused on the development and production of affordable, attritable drone systems for military and security applications. Based in Klepp Stasjon, Norway, Rift builds its platforms with a commitment to sovereign European supply chains, rapid scalability, and operational simplicity. Its flagship platform, Wåsp, is currently deployed with the Norwegian Army and is built for compliance with NATO standards and next-generation autonomy requirements. Rift Dynamics is a participant in Innovation Norway’s “Made in Norway” program and works closely with industrial partners across Europe.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

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